EXHIBIT 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Camber Energy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(c) 457(f)(1) 457(i)	119,374,458 (1)	—	$50,734,144.65 (2)	0.00011020	$5,590.91 (3)
Fees Previously Paid	Equity	Common Stock, par value $0.001 per share	457(c) 457(f)(1) 457(i)	119,374,458	—	$67,446,568.77	0.00011020	7,432.62
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					$50,734,144.65		$5,590.91
	Total Fees Previously Paid							$7,432.62
	Total Fee Offsets							—
	Net Fee Due							$0.00

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(1)

Represents the estimated maximum number of shares of common stock (“Camber Common Stock”) of Camber Energy, Inc. (“Camber”) to be issuable upon the completion of the merger described herein. The number of Camber Common Stock being registered is based on (a) 49,290,152 shares of Camber Common Stock to be issued in exchange for the 49,290,152 shares of common stock (“Viking Common Stock”) of Viking Energy Group, Inc. (“Viking”) issued and outstanding as of June 5, 2023, (b) 25,001,880 shares of Camber Common Stock reserved for issuance upon conversion of the 28,092 shares of Series A Preferred Stock of Camber to be issued in exchange for the 28,092 shares of Series C Preferred Stock of Viking issued and outstanding as of June 5, 2023, (c) 19,316,667 shares of Camber Common Stock reserved for issuance upon the maximum possible conversion (upon achievement of certain sales milestones) of the 475 shares of Series H Preferred Stock of Camber to be issued in exchange for the 475 shares of Series E Preferred Stock of Viking issued and outstanding as of June 5, 2023, (d) 5,370,372  shares of Camber Common Stock issuable upon exercise of the 5,370,372 warrants to purchase Camber Common Stock to be issued in exchange for the 5,370,372 warrants to purchase Viking Common Stock issued and outstanding as of June 5, 2023, and (e) 20,395,387 shares of Camber Common Stock issuable upon conversion of the $11,905,709.80  aggregate principal amount of convertible promissory notes of Viking issued, or contractually obligated to be issued, and to be adopted as an obligation of Camber, as of June 5, 2023.

(2)

Calculated pursuant to Rule 457(f)(1), Rule 457(i) and Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act based on an average of the high and low reported sales prices of the Viking Common Stock as reported on the OTCQB (OTC Link ATS) on June 5, 2023, which date is within five business days prior to filing this Registration Statement.

(3)

The registration fee for the securities registered hereby has been calculated pursuant to Section 6(b) of the Securities Act of 1933 at a rate equal to $110.20 per $1,000,000 of the proposed maximum aggregate offering price.